NEWS
EMRISE
CORPORATION

        2530 Meridian Parkway                    Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:
Allen & Caron Inc
Rene Caron (investors) Len Hall (media)
(949) 474-4300
rene@allencaron.com
len@allencaron.com

EMRISE ANNOUNCES 2012 SECOND QUARTER, SIX-MONTH FINANCIAL RESULTS

Net Sales Up 27% and 10%, Respectively; Reports Quarterly Profit;
Reconfirms Financial Guidance for 2012

DURHAM, NC – August 14, 2012 – EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced significantly improved financial results for the Company’s second quarter and first six months ended June 30, 2012. Chairman and CEO Carmine T. Oliva said the execution of EMRISE’s turnaround strategy remained on track as the Company continued to make considerable operational and financial progress during the second quarter and first six months of this year.

EMRISE reported much improved sales in the 2012 second quarter driven by a significant increase in sales at its Electronic Devices business units, combined with a substantial improvement in sales at its French Communications Equipment business unit. Overall net sales in the quarter increased 27 percent to $8.6 million from $6.8 million in last year’s second quarter, and were up sequentially 14 percent from net sales of $7.5 million in this year’s first quarter. For the first six months of 2012, overall net sales increased approximately 10 percent year over year to $16.1 million, compared to $14.7 million in the first six months of 2011.

Gross margins for the 2012 second quarter and first six months improved year over year, and order bookings continued to be strong as backlog at the end of the 2012 second quarter was up from the backlog at the end of the 2012 first quarter and the end of last year. EMRISE also reported significant year-over-year declines in operating loss for the second quarter and first six months of 2012 and, due in part to a gain from the early extinguishment of debt and an insurance settlement, the Company was profitable in this year’s second quarter.

“Based on our excellent sales performance in the second quarter and first six months of this year and our strong backlog, we believe that sales will continue to increase throughout the balance of this year,” Oliva added. “Even though we recorded a small operating loss in this year’s second quarter, with the positive impact these sales increases can have on our overall operating results, we expect to generate operating profits and net profits in the third and fourth quarters of this year.”

Other key highlights of this year’s second quarter and first six months included:

•	Electronic Devices sales in the quarter increased 26 percent year over year;

•	Communications Equipment sales in the quarter rose 28 percent compared to the same period last year;

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•	Electronic Devices gross margin increased to 28.0 percent from 22.8 percent in the 2011 second quarter;

•	Operating expenses for the quarter declined year over year by approximately 12 percent;

•	Operating loss for the quarter and first six months declined year over year 85 percent and 64 percent respectively;

•
Net income in the 2012 second quarter improved by more than $1.2 million from last year’s second quarter, and net loss for this year’s first six months declined by more than $1.3 million from the 2011 first six months;

•	Order bookings of in-flight entertainment and connectivity (IFE&C) products increased substantially year over year;

•
The Company made a final $225,000 payment in the quarter that paid off the remaining balance of the note with its previous primary lender, the PEM Group, resulting in a $275,000 discount for early payoff of the note as well as the elimination of the above-market 15.5 percent interest rate associated with the note; and

•
The Company introduced the CIP-ALL product family, a strategically important and versatile range of new network access products, which has been qualified by a dominant European telecommunications company and a major European-based international utility company for use in their respective networks.

Operating loss for the 2012 second quarter was $174,000, down more than $1 million from the $1.2 million operating loss in the second quarter of 2011. For the first six months of 2012, operating loss declined by more than $1.3 million to $766,000 from $2.1 million in the first six months of 2011.

Net income for the 2012 second quarter was $378,000, or $0.04 per basic and diluted share, compared to net loss in the second quarter of 2011 of $879,000, or a loss per basic and diluted share of $0.08, which included income net of tax from discontinued operations of $347,000. There was no income from discontinued operations recorded in the 2012 second quarter. Net income in the 2012 second quarter included a $275,000 gain on the extinguishment of a debt with the Company’s former principal finance provider, the PEM Group, and also benefited from an insurance settlement at the Company’s French subsidiary.

Net loss for the first six months of 2012 was $493,000, or a loss per basic and diluted share of $0.05, compared to net loss in the first six months of 2011 of $1.8 million, or a loss per basic and diluted share of $0.17, which included income net of tax from discontinued operations of $406,000. There was a loss from discontinued operations of $9,000 recorded in the 2012 first six months, which also included the gain on the extinguishment of debt and the insurance settlement at the Company’s French subsidiary.

EMRISE plans to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 with the Securities and Exchange Commission (SEC) today.

Additional Analysis of Results

2012 Second Quarter Net Sales by Business Segment
The 26 percent year-over-year increase in net sales of the Company’s Electronic Devices business resulted from higher sales of commercial aerospace IFE&C products and military products. The Company continues to see a strong order flow and growing backlog of orders to be shipped in these areas.
Net sales in the Company’s Communication Equipment business increased 28 percent year over year compared to net sales in the 2011 second quarter, due primarily to a significant increase in sales at the Company's French Communications Equipment business unit. This increase was partially offset by a general decline in infrastructure spending in the United States by telecommunications companies and the U.S. government, specifically for timing and synchronization products such as those sold by EMRISE’s U.S. communications business. Contributing to the second quarter increase in Communications Equipment sales was the delivery of the previously disclosed order that was delayed from this year’s first quarter to the second quarter.

Orders for EMRISE’s French network access products have continued to provide a very solid backlog of shippable orders. The Company's U.S. and French sales teams are actively working to expand the market reach for the French access products into the United States. However, in this highly competitive market, the efforts thus far have yet to translate into the level of sales that management believes is possible.

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2012 Second Quarter Gross Margins for the Company and by Business Segment
The Company’s overall gross margin in the 2012 second quarter improved to 27.8 percent, significantly ahead of the 25.2 percent gross margin in the second quarter of 2011, and approximately the same as gross margin in the 2012 first quarter. The year-over-year gross margin improvements reflect consistent increases in the performance of the Electronic Devices business throughout the first six months of this year.

Gross margin in the Electronic Devices business increased to 28.0 percent from 22.8 percent in the 2011 second quarter, due primarily to higher sales volumes as described earlier, which resulted in improved absorption of fixed overhead. Product mix also changed to include higher margin military sales and a higher volume of commercial aerospace markets sales, which typically have lower margins than military sales.

While the gross margin percentage in EMRISE’s Communications Equipment business declined to 27.6 percent from 30.7 percent in the same period in 2011, overall gross profit dollars were higher reflecting the improved sales volume. Lower sales volumes at the Company’s U.S. business unit and increasing pressure on network access product margins were offset by steady sales increases at EMRISE’s French operations.

The Company expects to see a slight improvement in gross margin during the balance of 2012 as a result of anticipated increases in sales volumes and the positive impact of those increases on the Company’s overall operating results.

2012 Second Quarter Operating Expenses
Operating expenses in the second quarter of 2012 declined nearly 12 percent to $2.6 million from $2.9 million for the same period in 2011 as the cost control measures initiated during 2011 yielded savings in both selling, general and administrative (SG&A) expense and engineering and product development cost.

SG&A expense in the second quarter of 2012 declined by approximately 9 percent to $2.3 million from $2.5 million in the same period in 2011 despite the need to service the increase in sales. As a percentage of sales, SG&A expense declined to 26 percent in the second quarter of 2012 from 36 percent of sales in the second quarter of 2011 and 31 percent of sales in the 2012 first quarter. The improvement in SG&A expenses, as a percentage of sales, was due to the Company’s continued focus on containing costs in proportion to its operational needs.

Engineering and product development costs declined approximately 28 percent to $316,000, or approximately 4 percent of net sales in the second quarter of 2012, from $438,000, or nearly 7 percent of net sales in the second quarter of 2011. Engineering and product development costs are increasingly captured in the cost of the related product as the balance of engineering and development costs incurred has shifted from general product development to customer-specific engineering in the Company’s Electronic Devices business and the completion of certain new product developments in its Communications Equipment business.

Backlog
Backlog as of June 30, 2012 was $27 million, up from $25.1 million as of March 31, 2012 and $25.5 million as of December 31, 2011, as bookings in the second quarter of 2012 continued to be strong. The amount of backlog orders represents revenue that the Company anticipates recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or is currently in progress. Management believes that the majority of its current backlog will be shipped within the next 12 months.

Balance Sheet Highlights
As of June 30, 2012, the Company’s cash and equivalents totaled $852,000, restricted cash was $393,000, total assets were $23.3 million, total debt obligations were $5.1 million and stockholders’ equity was $10.3 million. As of December 31, 2011, cash and cash equivalents totaled $805,000, restricted cash was $386,000, total assets were $24.7 million, total debt obligations were $5.7 million and stockholders’ equity was $10.6 million.

Adjusted EBITDA
Adjusted EBITDA for the second quarter of 2012 was $691,000, a gain of $1.8 million from the Adjusted EBITDA loss of $1.1 million in the second quarter of last year. For the first six months of 2012 Adjusted EBITDA was $128,000, an improvement of $2 million from the $1.9 million Adjusted EBITDA loss in the first six months of 2011.

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Outlook for 2012
EMRISE management is reconfirming its earlier guidance for 2012 first given on March 30, 2012. The Company currently has a significant backlog of booked orders for its Electronic Devices business and its French Communications Equipment business, and expects substantially increased sales in the second half of 2012, compared to the second half of 2011, as it ships these orders to meet its customers’ requested delivery schedules.

While EMRISE is optimistic about the growth of its network access business, it expects sales in its Communications Equipment business in 2012 will remain relatively consistent with 2011 sales.
EMRISE believes overall revenue for 2012 should grow organically between 11 percent and 14 percent over 2011 revenue. The Company also believes that, even though it incurred a small operating loss in this year’s second quarter, it should achieve operating profitability and net profits in the third and fourth quarters of 2012 and, including the second quarter gain for the extinguishment of debt and the insurance settlement, it also expects to be profitable for the year as a result of improved sales and its ongoing cost containment efforts.
Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures
This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company's ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.
Conference Call and Webcast
A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) on Tuesday, August 14, 2012 to discuss the Company’s financial results for its second quarter ended June 30, 2012. To join the conference call, dial toll-free (877) 941-2321 five minutes prior to the scheduled start time. For callers outside the United States, dial (480) 629-9857. A live webcast of the call may also be accessed at www.emrise.com; on the EMRISE client page at www.allencaron.com; or at http://viavid.net. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.
About EMRISE Corporation
EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company's Communications Equipment business segment. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity systems is a primary growth driver for the Company's Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI. For more information, go to www.emrise.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, certain matters discussed in this press release, including the Company’s ability to achieve continued revenue growth; its ability to achieve profitability in the third and fourth quarters of 2012, and for the year or any future period; its ability to increase sales in the IFE&C market and the UK military market; and its ability to meet revenue goals for 2012 and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings; whether the Company can meet its debt obligations; whether the global economic recession will have a further negative impact on the Company's sales and/or, overall operations; inability to develop new products; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; or unexpected delays which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the "Risk Factors" section of EMRISE's

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Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Form 10-Q for the second quarter ended June 30, 2012, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.
TABLES FOLLOW

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EMRISE CORPORATION
Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss)
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$8,600	$6,787	$16,139	$14,663
Cost of sales	6,205	5,076	11,635	10,772
Gross profit	2,395	1,711	4,504	3,891
Operating expenses:
Selling, general and administrative	2,253	2,467	4,615	5,121
Engineering and product development	316	438	655	870
Total operating expenses	2,569	2,905	5,270	5,991
Loss from operations	(174)	(1,194)	(766)	(2,100)
Other income (expense):
Interest income	11	12	23	24
Interest expense	(92)	(83)	(183)	(169)
Other, net	483	(4)	405	(57)
Gain on extinguishment of debt	275	—	275	—
Total other income/(expense), net	677	(75)	520	(202)
Income/(Loss) before income taxes	503	(1,269)	(246)	(2,302)
Income tax expense (benefit)	125	(43)	238	(58)
Income/(Loss) from continuing operations	378	(1,226)	(484)	(2,244)
Discontinued operations:
(Loss)/Income from discontinued operations	—	458	(9)	517
Tax provision on discontinued operations	—	111	—	111
Income/(Loss) from discontinued operations	—	347	(9)	406
Net Income/(loss)	$378	$(879)	$(493)	$(1,838)
Weighted average shares outstanding
Basic	10,683	10,667	10,683	10,667
Diluted	10,683	10,667	10,683	10,667
Income/(loss) per share
Basic
Continuing operations	$0.04	$(0.11)	$(0.05)	$(0.21)
Discontinued operations	$—	$0.03	$—	$0.04
Net income/(loss)	$0.04	$(0.08)	$(0.05)	$(0.17)
Diluted
Continuing operations	$0.04	$(0.11)	$(0.05)	$(0.21)
Discontinued operations	$—	$0.03	$—	$0.04
Net Income/(loss)	$0.04	$(0.08)	$(0.05)	$(0.17)

Statement of Comprehensive Income/(Loss)
Net Income/(loss)	$378	$(879)	$(493)	$(1,838)
Foreign currency translation adjustment	$(327)	$113	$145	$525
Comprehensive Income/(loss)	$51	$(766)	$(348)	$(1,313)

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EMRISE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

(in thousands, except share and per share amounts)	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$852	$805
Accounts receivable, net of allowances for doubtful accounts of $76 at June 30, 2012 and $123 at December 31, 2011	5,710	5,971
Other receivables	—	363
Inventories	8,306	8,404
Current deferred tax assets	33	24
Prepaid and other current assets	631	1,008
Current assets of assets held for sale	—	345
Total current assets	15,532	16,920
Property, plant and equipment, net	1,042	957
Goodwill	5,032	4,970
Intangible assets other than goodwill, net	770	838
Deferred tax assets	149	227
Restricted cash	393	386
Other assets	354	370
Total assets	$23,272	$24,668
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,937	$3,445
Accrued expenses	3,770	3,551
Lines of credit	938	468
Current portion of long-term debt	1,089	1,658
Income taxes payable	218	298
Other current liabilities	271	269
Current liabilities of assets held for sale	—	13
Total current liabilities	9,223	9,702
Long-term debt	3,052	3,615
Deferred income taxes	—	89
Other liabilities	736	664
Total liabilities	13,011	14,070
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,683,337 issued and outstanding at both June 30, 2012 and December 31, 2011.	128	128
Additional paid-in capital	44,173	44,162
Accumulated deficit	(32,119)	(31,626)
Accumulated other comprehensive loss	(1,921)	(2,066)
Total stockholders’ equity	10,261	10,598
Total liabilities and stockholders’ equity	$23,272	$24,668

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Reconciliation of Adjusted EBITDA to Net Loss
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Income/(Loss) as reported	$378	$(879)	$(493)	$(1,838)
Additions:
Depreciation and amortization	103	100	203	205
Stock based compensation	4	33	11	66
Interest expense, net	81	71	160	145
Income tax provision	125	(43)	238	(58)

Subtractions

Net Income/loss from discontinued operations	-	347	(9)	406

Adjusted EBITDA	$691	$(1,065)	$128	$(1,886)

Use of Non-GAAP Financial Measures In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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